Exhibit 10.12
NGL TRANSPORTATION AGREEMENT
South Texas to Mont Belvieu
     THIS TRANSPORTATION AGREEMENT, (the “Agreement”) is entered into as of the 1st day of January, 2007 (“Effective Date”) by and between Enterprise Products Operating L.P., a Delaware limited partnership (“CUSTOMER”), and South Texas NGL Pipelines, LLC, a Delaware limited liability company (“SOUTH TEXAS”). The parties agree to the following:
WITNESSETH
     1. NGL Transportation. For and in consideration of the rates and fees to be paid by CUSTOMER to SOUTH TEXAS as provided herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, SOUTH TEXAS hereby agrees to provide transportation services for Product (as herein defined) received from and delivered to Mont Belvieu. SOUTH TEXAS represents and warrants that it has full right, power and authority to extend and deliver the services described in this Agreement. Each of the parties hereto represents and warrants that it has full power and authority to make, enter and perform its obligations under this Agreement.
     2. Definitions. For the purpose of this Agreement, the following terms and expressions shall have the following meanings:
     “Affiliate” means, of any specified Person, a Person that directly or indirectly, through one or more intermediaries, Controls or is controlled by, or is under common Control with, the Person specified.
     “Agreement” shall mean this Transportation Agreement.
     “Barrel” shall mean forty-two (42) U. S. Gallons.
     “Business Day” shall mean a Day on which Federal Reserve member banks in Houston, Texas are open for business.
     “Control” of a non-natural Person means the power, directly or indirectly, to (i) elect, appoint or cause the election or appointment of at least a majority of the members of the board of directors of such Person (or if such Person is a non-corporate Person, Persons having similar powers), or (ii) direct or cause the direction of the management and policies of such Person, in either case through beneficial ownership of the capital stock (or similar ownership interests) of such Person or otherwise.
     “Day or Daily” shall mean a twenty-four (24) hour period commencing 12:01 a.m. local clock time, and extending until 12:00 midnight local clock time.
     “Fee” shall mean the fees referenced in Section 5 (b) below.
     “Force Majeure” shall have the meaning specified in Section 17 hereinafter.

     “Gallon” shall mean one U.S. Gallon, which is the unit of volume used for the purpose of measurement of liquid. One (I) U.S. liquid Gallon contains two hundred thirty-one (231) cubic inches when the liquid is at a temperature of sixty degrees Fahrenheit (60°F) and at the Vapor pressure of the liquid being measured.
     “Month” or “Monthly” shall mean a period commencing at 12:01 a.m. local clock time on the first Day of a calendar Month and extending until 12:00 midnight local clock time on the first Day of the next calendar Month.
     “Offspec Product” shall have the meaning specified in Section 7 hereinafter.
     “Person” means any individual, Corporation, partnership, limited partnership, limited liability partnership, limited liability company (whether domestic or foreign), joint venture, association, joint-stock company, trust, estate, custodian, trustee, executor, administrator, nominee, entity in a representative capacity, unincorporated, organization, or governmental agency or authority.
     “Product” shall mean ethane, propane, butane, natural gasoline and any combination thereof.
     “Transportation Fee” shall mean the fee referenced at Section 4 (b) below.
     “Year” or “Yearly” shall mean a period of 365 consecutive Days’, provided, however that any Year which contains the date of February 29 shall consist of 366 consecutive Days.
     3. Term. The term of this Agreement shall commence on January 1, 2007 and shall continue for a term of ten (10) years “Primary Term” and shall continue year to year thereafter until either party gives the other party at least one-hundred eighty (180) days written notice of termination.
     4. Transportation of Product.
     (a) SOUTH TEXAS shall receive Product from CUSTOMER at SOUTH TEXAS’ pipeline interconnect with CUSTOMER’S Shoup and Armstrong Fractionation Plants located in Nueces and Dewitt Counties, Texas and such other points as may be mutually agreed and shall deliver such Product to CUSTOMER’S storage facility located in Mont Belvieu, Texas. SOUTH TEXAS shall have care, custody and control of such Product thereafter until it is returned to CUSTOMER in accordance with this Agreement. CUSTOMER’S Product may be commingled with Product from other customers. It is anticipated that SOUTH TEXAS shall receive Product from CUSTOMER daily however, the actual date of shipments from CUSTOMER to SOUTH TEXAS will depend on CUSTOMER’S needs. Receipt of Product from CUSTOMER shall be subject to operating conditions, rates of delivery, delivery pressures, scheduling, etc. of SOUTH TEXAS’ pipeline. CUSTOMER shall give SOUTH TEXAS reasonable notice of deliveries of CUSTOMER’S Product.

     (b) CUSTOMER shall pay SOUTH TEXAS a Transportation Fee for all volumes of Product produced at CUSTOMER’S Shoup and Armstrong fractionation plants, regardless of whether such Product is delivered to SOUTH TEXAS for transport. In exchange, SOUTH TEXAS shall stand ready to transport any of CUSTOMER’S Product produced at the Armstrong and Shoup fractionation plants subject to SOUTH TEXAS’ physical pipeline and pumping limitations. The Transportation Fee shall initially be $.02 per gallon. Beginning on the first anniversary and on each anniversary thereafter, the Transportation Fee shall be adjusted based on the following formula:
     Transportation Fee = ($.0025 x (Electricity/$.08/kwh))+($.005 x (PPI/) + $.0125; where:
     Electricity = SOUTH TEXAS’ actual cost of electricity for the most recent calendar quarter
     PPI = the Producer Price Index for the most recently available month as published by the Department of Labor, Bureau of Labor Statistics.
     In no event will any adjusted Transportation Fee be less than $.02 per gallon.
     (c) CUSTOMER shall provide volume information to SOUTH TEXAS on a monthly basis.
     5. Measurement.
     (a) Measurement of Product received or delivered from CUSTOMER’S Shoup or Armstrong fractionation plants shall be made by SOUTH TEXAS or its designee at SOUTH TEXAS’ meters. CUSTOMER shall have the right to witness all such measurements.
     (b) All shipments from the Shoup and Armstrong fractionation plants for the CUSTOMER’S account shall be metered at the time of physical custody transfer between SOUTH TEXAS and the CUSTOMER.
     (c) The meter and related custody transfer equipment must be designed, operated and maintained in accordance with applicable chapters of API Manual of Petroleum Measurement Standards, normal industry practice, and mutual agreement of the Parties.
     (d) SOUTH TEXAS shall furnish to CUSTOMER custody transfer tickets for CUSTOMER’S Product delivered to SOUTH TEXAS. The ticket will identify the Product and state the net volume in barrels of Product measured.
     (e) The custody meter measurement tickets, issued on a monthly basis, will be the documents used for custody transfer.
     (f) Each meter shall be proven when initially placed into service. The meter shall be proven immediately after any meter maintenance is performed. Subsequent provings shall be made every thirty (30) days, unless in accordance with the API – MPMS the consistency of the meter factor allows the proving interval to be extended, or provings shall be made when accuracy is in question.
     (g) If the custody transfer meter is not available for use, is inoperable, has failed, or is measuring in error, the shipment volume shall be determined by the best means available at the time as determined by the parties. Examples of such alternative means include, but are not limited to:
a.	using data recorded by any check measuring equipment that was accurately registering;

b.	correcting the error if the percentage error can be ascertained by calibrations, tests, or mathematical calculations; or

c.	comparison with deliveries made under similar conditions when the measurement station was registering accurately, using historical pipeline gain/loss.
     6. Proration. SOUTH TEXAS shall exercise reasonable efforts to receive and deliver on any one-day the total of each customer’s requests for such day. If, however, all of the receipt or delivery requests exceed the total capacity of the Pipeline, the Product received or delivered on each day shall be prorated. Prorations resulting from pipeline delivery limitations will be separated from prorations resulting from truck loading limitations. Receipt and delivery limitations resulting from limited pumping capability or brine availability will be allocated across all delivery requests.
     (a) Proration shall be determined based on daily activity. Should proration become necessary, CUSTOMER will be notified as timely as possible in advance by phone and/or FAX.
     (b) Proration shall be based on CUSTOMER’S throughput during the previous twelve (12) months as a percentage of the total throughput. This percentage will then be applied to the total daily output capacity of the pipeline withdrawal facilities.
     7. Quality.
     (a) All deliveries of Product by and to CUSTOMER hereunder shall meet SOUTH TEXAS’ specifications, as such specifications may change from time to time, pursuant to the mutual agreement of CUSTOMER and all parties, including CUSTOMER, delivering Product. The specifications as to the date of this Agreement are set forth in Exhibit “A” attached hereto and made a part hereof. SOUTH TEXAS or its designee reserves the right to perform an analysis of CUSTOMER’S Product prior to accepting same , but assumes no responsibility for doing so, and may refuse to accept delivery of such Product if it is contaminated or otherwise fails to conform with the applicable specifications (“Offspec Product”). If SOUTH TEXAS accepts Offspec Product delivered by or on behalf of CUSTOMER, CUSTOMER shall reimburse SOUTH TEXAS for the reasonable costs and expenses incurred in handling such Offspec Product. CUSTOMER shall be bound by the testing results obtained from analysis of CUSTOMER’S Product, if any, performed by or on behalf of SOUTH TEXAS, unless proven to be in error. If CUSTOMER disagrees with the analysis a referee sample shall be taken to a mutually agreed upon testing laboratory, which shall analyze the sample in accordance with applicable ASTM/GPA methods. This analysis shall be accepted by SOUTH TEXAS and the CUSTOMER as final and conclusive of the proportions and components contained in the Product. The Parties will share equally the cost of the referee analysis.
     (b) CUSTOMER may refuse receipt of any Product if it is contaminated or otherwise does not conform to the applicable specifications.
     (c) CUSTOMER AGREES TO AND DOES INDEMNIFY FULLY AND HOLD HARMLESS SOUTH TEXAS AND ITS PARENTS, SUBSIDIARIES AND AFFILIATES AND ITS AND THEIR AGENTS, OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES, SUCCESSORS AND ASSIGNS FROM AND AGAINST ANY AND ALL LIABILITIES, LOSSES, DAMAGES, DEMANDS, CLAIMS, PENALTIES, FINES, ACTIONS, SUITS, LEGAL, ADMINISTRATIVE OR ARBITRATION OR ALTERNATIVE DISPUTE RESOLUTION PROCEEDINGS, JUDGMENTS, ORDERS, DIRECTIVES, INJUNCTIONS, DECREES OR AWARDS OF ANY JURISDICTION, COSTS AND EXPENSES (INCLUDING, BUT NOT LIMITED TO, ATTORNEYS’ FEES AND RELATED COSTS) ARISING OUT OF OR IN ANY MANNER RELATED TO CUSTOMER DELIVERING OR CAUSING TO BE DELIVERED INTO MONT BELVIEU ANY OFFSPEC PRODUCTS.
     8. Invoicing and Payments. Each Month during the term of this Agreement, SOUTH TEXAS shall invoice CUSTOMER for all amounts owed by CUSTOMER to SOUTH TEXAS hereunder and CUSTOMER shall pay to SOUTH TEXAS the amounts due no later than ten (10) Days after CUSTOMER’S receipt of invoice therefore. If the Day on which any payment is due is not a Business Day, then the relevant payment shall be due upon the immediately preceding Business Day, except if such payment due date is a Sunday or Monday, then the relevant payment shall be due upon the immediately succeeding Business Day. Any amounts which remain due and owing after the due date shall bear interest thereon at a per annum rate of interest equal to the lower of the “Prime Rate” of interest as quoted from time to time by The Wall Street Journal or its successor, plus two percent per annum, or the maximum lawful rate of interest (the “Base Rate”). If a good faith dispute arises as to the amount payable in any statement, the amount not in dispute shall be paid. If CUSTOMER elects to withhold any payment otherwise due as a consequence of a good faith dispute, CUSTOMER shall provide SOUTH TEXAS with written notice of its reasons for withholding payment. The parties hereto agree to use all reasonable efforts to resolve any such disputes in a timely manner. If it is subsequently determined, whether by mutual agreement of the parties or otherwise, that CUSTOMER is required to pay all or any portion of the disputed amounts to SOUTH TEXAS, in addition to paying over such amounts, CUSTOMER also shall pay interest accrued on such amounts at the Base Rate from the original due date until paid in full. If it is subsequently determined, whether by mutual agreement of the parties or otherwise, that SOUTH TEXAS is required to return all or any portion of the disputed amounts to CUSTOMER, in addition to paying over such amounts, SOUTH TEXAS also shall pay interest accrued on such amounts at the Base Rate from the date paid by CUSTOMER until paid in full.

     9. Title to Product. It is understood and agreed that (i) title to the Product received hereunder shall remain in CUSTOMER, subject to being commingled with like Product belonging to SOUTH TEXAS and/or other parties, which CUSTOMER hereby grants unto SOUTH TEXAS the right to do so, and ii) Product redelivered to CUSTOMER by SOUTH TEXAS may not be identical Product delivered by CUSTOMER.
     10. Limitation of Liability.
          (a) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, SOUTH TEXAS SHALL NOT BE RESPONSIBLE FOR ANY PRODUCT LOSSES OR DAMAGES TO THE PRODUCT OR FOR ANY CLAIMS UNDER ANY INDEMNITY OBLIGATIONS THAT SOUTH TEXAS MAY HAVE AS SET FORTH IN THIS AGREEMENT IN EXCESS OF THE CURRENT MARKET REPLACEMENT COST. THE FOREGOING SHALL APPLY WHETHER OR NOT SUCH CLAIMS ARE FOUNDED IN WHOLE OR IN PART UPON THE NEGLIGENCE OF SOUTH TEXAS OR IF LIABILITY WITHOUT FAULT IS IMPOSED ON SOUTH TEXAS.
          (b) CUSTOMER AGREES TO DEFEND, INDEMNIFY AND HOLD SOUTH TEXAS AND ITS AFFILIATES AND ITS AND THEIR RESPECTIVE AGENTS, OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES, SUCCESSORS AND ASSIGNS HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS WHICH ARISE IN CONNECTION WITH CUSTOMER’S TRANSPORTATION, STORAGE, USE, OR HANDLING OF PRODUCT AFTER DELIVERY OF CUSTODY, POSSESSION AND CONTROL OF SUCH PRODUCT TO CUSTOMER.
          (c) SOUTH TEXAS AGREES TO DEFEND, INDEMNIFY AND HOLD CUSTOMER AND ITS AFFILIATES AND ITS AND THEIR RESPECTIVE AGENTS, OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES, SUCCESSORS AND ASSIGNS HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS WHICH ARISE IN CONNECTION WITH SOUTH TEXAS’ TRANSPORTATION, STORAGE, USE OR HANDLING OF PRODUCT WHILE IN THE CUSTODY, POSSESSION AND CONTROL OF SOUTH TEXAS AND FOR ANY AND ALL CLAIMS WHICH ARISE IN CONNECTION WITH ANY SPILL OR DISCHARGE OF ANY PRODUCT FROM THE PIPELINE SYSTEM.
          (d) FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED IN THIS AGREEMENT, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY HEREUNDER, AND THE OBLIGOR’S LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION, AND ALL OTHER REMEDIES OR DAMAGES ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED HEREIN, THE OBLIGOR’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY, EXCLUDING LOST PROFITS, AND SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY HEREUNDER, AND ALL OTHER REMEDIES OR DAMAGES ARE WAIVED. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY UNDER ANY PROVISION OF THIS AGREEMENT FOR CONSEQUENTIAL, INCIDENTAL,

PUNITIVE, EXEMPLARY, OR INDIRECT DAMAGES IN TORT, CONTRACT OR OTHERWISE.
     11. Notice of Claim and Filing of Suit. Claims by CUSTOMER and all other persons claiming, by, through or under CUSTOMER, must be presented in writing to SOUTH TEXAS within a reasonable time, and in no event later than sixty (60) Days after (i) CUSTOMER’S Product is delivered or (ii) CUSTOMER is notified by SOUTH TEXAS that loss of or injury to Product has occurred, whichever is shorter. No action may be maintained by CUSTOMER and any other persons claiming by, through or under CUSTOMER, against SOUTH TEXAS for loss of or injury to Product, unless a written claim therefore is received by SOUTH TEXAS within the time periods set forth herein and such action is commenced within twenty-four (24) Months after (a) CUSTOMER’S Product is redelivered or (b) CUSTOMER is notified by SOUTH TEXAS that loss of or injury to Product has occurred whichever is shorter. In the situation where SOUTH TEXAS notifies CUSTOMER of a loss or, injury to Product, the time limits for making written claims and the maintaining of actions after notice, as set forth herein, begin on the date such notice is sent by SOUTH TEXAS.
     12. Force Majeure. In the event either party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, it is agreed that upon such party’s giving notice and reasonably full particulars of such Force Majeure in writing to the other party after the occurrence of the cause relied on, then the obligations (except for the obligation to pay money due as of the date of Force Majeure) of the party giving such notice, so far as and to the extent that they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall so far as possible be remedied with all reasonable dispatch. The term “Force Majeure” as used herein shall mean acts of God, strikes, lockouts, or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, tornadoes, hurricanes, or storms, tornado, hurricane, or storm warnings which in any party’s reasonable judgment require the precautionary shutdown of a facility, floods, washouts, arrests or restraints of the government, either federal or state, civil or military, civil disturbances, explosions, sabotage, breakage, or accident to equipment, machinery or lines of pipe, freezing of machinery, equipment or lines of pipe, electric power shortages, inability of any party to obtain necessary permits and/or permissions due to existing or future rules, orders, laws or governmental authorities (both federal, state and local), or any other causes, whether of the kind herein enumerated or otherwise, which were not reasonably foreseeable, and which are not within the control of the party claiming suspension and which such party is unable to overcome by the exercise of due diligence. The term “Force Majeure” shall also include those instances in which either party hereto is delayed in acquiring, at reasonable cost and after the exercise of reasonable diligence, (i) materials and supplies required for the purpose of constructing and maintaining facilities, when such party is obligated to do so for the performance of its obligations under this Agreement, or (ii) permits or permission from any governmental agency required for the purpose of (a) constructing and maintaining such facilities or (b) acquiring materials or supplies required for such purpose. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty, and that the above requirement that any Force

Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of opposing Parties when such course is inadvisable in the discretion of the party having difficulty.
     13. Inspection. CUSTOMER shall have the right to inspect the SOUTH TEXAS pipeline at all reasonable times on prior written notice to SOUTH TEXAS.
     14. Insurance. SOUTH TEXAS agrees to maintain in full force and effect during the term of this Agreement the following insurance coverage on the Teppco pipeline, with reputable and licensed insurance companies:
          (i) worker’s compensation in accordance with the statutory requirements of the State of Texas and employer’s liability insurance with minimum limits of Five Hundred Thousand Dollars ($500,000);
          (ii) commercial or comprehensive general liability insurance, including bodily injury, property damage, sudden and accidental pollution, contractual liability and contractors’ protective liability for a limit of $15,000,000; and
          (iii) automobile liability for owned and/or leased automobiles for a limit of $2,000,000.
          Evidence of Insurance – Upon request, SOUTH TEXAS shall have its authorized insurance representative furnish to CUSTOMER a certificate of insurance. The certificate of insurance is to certify that all insurance policies and endorsements required by this Agreement have been issued and shall be in effect during the term of this Agreement. Each and every such policy shall state that the policy cannot be cancelled, lapsed or materially altered without at least thirty (30) days prior written notice by SOUTH TEXAS’ insurance representative or insurer.
     15. Environmental Response. In the event of any such escape or discharge or other environmental pollution from the South Texas pipeline, SOUTH TEXAS shall commence emergency response and containment or clean-up operations as deemed appropriate or necessary by SOUTH TEXAS or required by any governmental authorities. SOUTH TEXAS is responsible for any claims, violations, and fines resulting from spills or contamination and/or groundwater or damage to natural resources and agrees to indemnify CUSTOMER for the same, except to the extent the escape or discharge is a result of CUSTOMER’S negligence or breach of this Agreement.
     16. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, CUSTOMER shall not assign or sublet this Agreement in whole or in part without the express written consent of SOUTH TEXAS, which consent shall not be unreasonably withheld; provided, however, SOUTH TEXAS shall have the right to assign this Agreement to any of its Affiliates without the necessity of obtaining from CUSTOMER any consent thereto. Further provided, however, CUSTOMER shall have the right to assign this Agreement to any of its Affiliates, without the necessity of obtaining from

SOUTH TEXAS any consent thereto, but any such assignment shall in no way relieve or release CUSTOMER from any obligations hereunder whether accrued before or after any such assignment. CUSTOMER shall also have the right to assign this Agreement to a successor in the event of a sale or transfer of all or substantially all of CUSTOMER’S assets.
     17. No Commissions, Fees or Rebates. No director, employee or agent of either party shall give or receive any commission, fee, rebate gift or entertainment of significant cost or value in connection with this Agreement. Any representative or representative(s) authorized by either party may audit the applicable records of the other party for the purpose of determining whether there has been compliance with this Section.
     18. Severability. This Agreement and the operations hereunder shall be subject to the valid and applicable federal and state laws and the valid and applicable orders, laws, local ordinances, rules, and regulations of any local, state or federal authority having jurisdiction, but nothing contained herein shall be construed as a waiver of any right to question or contest any such order, laws, rules, or regulations in any forum having jurisdiction in the premises. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under the present or future laws effective during the term of this Agreement, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a provision similar in terms to such illegal, invalid, or unenforceable provision as may be possible and as may be legal, valid, and enforceable. If a provision of this Agreement is or becomes illegal, invalid, or unenforceable in any jurisdiction, the foregoing event shall not affect the validity or enforceability in that jurisdiction of any other provision of this Agreement nor the validity or enforceability in other jurisdictions of that or any other provision of this Agreement.
     19. Governing Law. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES ARISING OUT OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED, ENFORCED, AND PERFORMED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS.
     20. Entire Agreement Waiver. This Agreement, including, without limitation, all exhibits hereto, integrates the entire understanding between the Parties with respect to the subject matter covered and supersedes all prior understandings, drafts, discussions, or statements, whether oral or in writing, expressed or implied, dealing with the same subject matter. This Agreement may not be amended or modified in any manner except by a written document signed by both parties that expressly amends this Agreement. No waiver by either party hereto of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver unless expressly provided. No waiver shall be effective unless made in writing and signed by the party to be charged with such wavier.
     21. Setoffs and Counterclaims. Except as otherwise provided herein, each party hereto reserves to itself all rights, set-offs, counterclaims, and other remedies and/or defenses which it is or may be entitled to arising from or out of this Agreement or as otherwise provided by law.
     22. No Partnership, Association, etc. Nothing contained in this Agreement shall be construed to create an association, trust, partnership, or joint venture or impose a trust or partnership duty, obligation, or liability on or with regard to either party.
     23. Exhibits. All Exhibits attached hereto are incorporated herein by reference as fully as though contained in the body hereof. If any provision of any Exhibit conflicts with the terms and provisions hereof, the provisions of this Agreement shall prevail.
     24. Principles or Construction and Interpretation. In construing this Agreement, the following principles shall be followed:
     (a) no consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement;
     (b) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;
     (c) the word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions; and
     (d) the plural shall be deemed to include the singular and vice versa, as applicable.
     25. Default. A party will be in default if it: (a) breaches this Agreement, and the breach is not cured within thirty (30) days after receiving written notice of such default (or alleged default) from the other party specifying the nature of the breach; (b) becomes insolvent; or (c) files or has filed against it a petition in bankruptcy, for reorganization, or for appointment of a receiver or trustee. In the event of default, the non-defaulting party may terminate this Agreement upon notice to the defaulting party. For the avoidance of doubt, SOUTH TEXAS’ failure to perform any of the services for any reason other than Force Majeure will be deemed a breach of this Agreement to which subsection (a) of this Section 25 applies.
     26. Notice. Any notice or other communication provided for in this Agreement or any notice which either party may desire to give to the other shall be in writing and shall be deemed to have been properly given if and when sent by facsimile transmission, delivered by hand, or if sent by mail, upon deposit in the United States mail, either U.S. Express Mail, registered mail or certified mail, with all postage fully prepaid, or if sent by courier, by delivery to a bonded courier with charges paid in accordance with the customary arrangements established by such courier, in each case addressed to the parties at the following addresses:
If to SOUTH TEXAS:
SOUTH TEXAS NGL PIPELINES, LLC
1100 Louisiana Street
Houston, Texas 77002
Attention: Manager, Asset Management
Phone: (713)381-8376
Fax: (713)381-7962
If to CUSTOMER:
Enterprise Products Operating L.P.
1100 Louisiana Street
Houston, Texas 77002
Attention: Manager, NGL Marketing
Phone: (713) 381-xxxx
Fax: (xxx) xxx-xxxx
or at such other address as either party shall designate by written notice to the other. A notice sent by facsimile shall be deemed to have been received by the close of the Business Day following the Day on which it was transmitted and confirmed by transmission report or such earlier time as confirmed orally or in writing by the receiving party. Notice by U. S. Mail, whether by U. S. Express Mail, registered mail or certified mail, or by overnight courier shall be deemed to have been received by the close of the second Business Day after the Day upon which it was sent, or such earlier time as is confirmed orally or in writing by the receiving party. Any party may change its address or facsimile number by giving notice of such change in accordance herewith.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

SOUTH TEXAS NGL PIPELINES, LLC

By:	/s/ Gil H. Radtke

Name:	Gil H. Radtke

Title:	Senior Vice President and Chief Operating Officer

ENTERPRISE PRODUCTS OPERATING L.P.,

By: Enterprise Products OLPGP, Inc., its general partner

By:	/s/ Jim Teague

Name:	Jim Teague

Title:	Executive Vice President